Exhibit 23.1

TRANBARGER FHK, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

9501 Console Drive, Suite 200, San Antonio, TX 78229	(210) 614-2284

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Current Report on Form 8-K of Laredo Petroleum, Inc. of our report dated May 24, 2021, relating to the combined financial statements of Sabalo Energy, LLC and Sabalo Operating, LLC as of December 31, 2020 and 2019 and for the years then ended, which appears in Laredo’s Current Report on Form 8-K Laredo Petroleum, Inc. filed on June 2, 2021.

/s/ Tranbarger FHK, PLLC

San Antonio, Texas

October 25, 2021